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                                                                     EXHIBIT 5.1

April 2, 1997

HMT Technology Corporation
1055 Page Avenue
Fremont, California 94538

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by HMT Technology Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission with respect to $230,000,000 aggregate principal amount of the Company's 5 3/4% Convertible Subordinated Notes due 2004 (the "Convertible Notes"), issued pursuant to the Indenture dated as of January 15, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as trustee, and the shares of the Company's Common Stock, $0.001 par value per share, into which the Convertible Notes are convertible (the "Conversion Shares").

In connection with this opinion, we have examined the form of Convertible Notes, the Indenture, the Registration Statement and related Prospectus, your Restated Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution, delivery and binding effect of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and that there are no extrinsic agreements or understandings among the parties that would modify or interpret the terms of the agreements or the respective rights or obligations of the parties thereunder. With respect to the opinion expressed in paragraph A, we have assumed that the Convertible Notes have been duly authenticated and delivered by the Trustee.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable
to the subject matter hereof.   With your permission, we have assumed that the
laws of the State of New York are the same in all material respects as the laws of the State of California.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

                 A. The Convertible Notes have been duly authorized, executed and delivered and are valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

                 B. The Conversion Shares, when issued and delivered upon conversion of the Convertible Notes, in accordance with the Indenture, will be validly issued, fully paid, and nonassessable.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:      /s/ James C. Kitch
    --------------------------------
         James C. Kitch